Exhibit J.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Caldwell & Orkin Market Opportunity Fund and to the use of our report dated June 23, 2010 on the financial statements and financial highlights of Caldwell & Orkin Market Opportunity Fund, a series of The Caldwell & Orkin Funds, Inc. Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

August 27, 2010